EXHIBIT 99.1

SECOND QUARTER 2026 EARNINGS RELEASE

August 6, 2026

NEXSTAR MEDIA GROUP REPORTS RECORD QUARTERLY NET REVENUE OF $2.0 BILLION

Q2 Net Revenue Drives Net Income of $113 Million, Adjusted EBITDA of $633 Million, Net Cash Provided by Operating Activities of $298 Million and Adjusted Free Cash Flow of $238 Million

Returned $57 million to shareholders in dividends and repaid $409 million of debt in Q2 2026

STATEMENT FROM PERRY A. SOOK, FOUNDER, CHAIRMAN AND CEO

“In a record second quarter, Nexstar generated all-time high quarterly revenue driven by our acquisition of TEGNA Inc., strong political advertising revenue, incremental advertising revenue from highly rated FIFA World Cup events on our FOX-affiliated stations and continued streaming advertising revenue growth in Nexstar’s legacy local markets. During the quarter, NewsNation maintained its position as the fastest-growing ad-supported cable news network in prime time and total day viewership. At the same time, The CW accelerated its transformative evolution through distribution partnerships with ESPN and Roku, which will expand The CW’s reach to new streaming audiences. Looking forward, we are well positioned for strong free cash flow generation in the second half of 2026 and we remain confident that the case challenging our acquisition of TEGNA is without merit and we will continue to vigorously defend it.”

2026 Second Quarter Financial Summary
($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Distribution	$1,116	$733	52.3	$1,954	$1,495	30.7
Advertising	862	475	81.5	1,409	934	50.9
Other	15	21	(28.6)	26	33	(21.2)
Net Revenue	$1,993	$1,229	62.2	$3,389	$2,462	37.7

Net Income	$113	$91	24.2	$273	$188	45.2
% Margin(1)	5.7%	7.4%	(1.7)	8.1%	7.6%	0.5

Adjusted EBITDA(2)	$633	$389	62.7	$1,103	$770	43.2
% Margin(1)	31.8%	31.7%	0.1	32.5%	31.3%	1.2

Net Cash Provided by Operating Activities	$298	$247	20.6	$587	$584	0.5

Adjusted Free Cash Flow(2)	$238	$101	135.6	$658	$449	46.5

(1)
Net Income margin is Net Income as a percentage of Net Revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of Net Revenue.
(2)
Please refer to the “Definitions and Disclosures Regarding Non-GAAP Financial Information” section herein, the reconciliations at the end of this press release.

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SECOND QUARTER 2026 EARNINGS RELEASE

Company and Business Highlights

•
Returned $57 million to shareholders in dividend payments and repaid $409 million in debt in the second quarter. (May 2026)
•
TEGNA appointed experienced broadcast executive Patrick Paolini to Chief Executive Officer to lead the company and oversee all aspects of its business including operations, local journalism, revenue growth, and strategic initiatives; affirming TEGNA's independent operations under Nexstar ownership. (May 2026)
•
Completed a multi-year agreement with CBS to extend affiliations in 36 markets. Replacing the CBS affiliation with a CW affiliation in four markets (Jackson, MS, Birmingham, AL, Bismarck, ND, and Rapid City, SD) and promoting FOX to replace CBS as our primary network in Albuquerque, NM. Expanding local news in Greenville-Spartanburg, SC, among other markets. (July 2026)
•
Announced we will be launching new daily primetime local newscasts on stations in Dallas and Phoenix. (July 2026)
•
Continued to advance CW's growth strategy by expanding its audience, securing new programming, and launching new streaming distribution partnerships.

– Grew total day audience 10% year-over-year and remained the #9 rated ad-supported network in June. (June 2026)

– Extended access and reach of CW Sports programming to new audiences and advertisers by partnering with ESPN, the leading digital destination for sports, to make the ESPN App the exclusive streaming home for all CW Sports live events beginning in Summer 2026. (April 2026)

– Extended access and reach of CW entertainment programming to new audiences and advertisers by partnering with Roku, the #1 streaming platform in the US by hours streamed, to bring next-day streaming of CW entertainment programming and WWE NXT to The Roku Channel beginning in Fall 2026. (April 2026)

– Expanded The CW’s partnership with WWE to include 20 NXT Premium Live Events in a multi-year deal. (April 2026)

•
NewsNation remained the #1 fastest-growing cable news network in prime time and total day in June 2026, growing 44% in total viewers compared to June 2025. (June 2026)
•
Launched ATSC 3.0 in Cleveland, Ohio, completing the deployment of the next-generation broadcast standard across all of the top 25 designated market areas (DMAs) across the industry. (July 2026)
•
Earned 34 Regional Edward R. Murrow Awards for outstanding journalism and exceptional locally produced news programming from the Radio Television Digital News Association (RTDNA). (June 2026)
•
Celebrated the Company’s 30th anniversary with Nexstar Media Charitable Foundation’s "30 Days of Giving" initiative, awarding $300,000 in grants to 60 nonprofit organizations serving communities across the company's local television markets. (June 2026)

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SECOND QUARTER 2026 EARNINGS RELEASE

TEGNA Transaction Litigation and Regulatory Update

On March 19, 2026, Nexstar closed its acquisition of TEGNA upon receipt of approvals from both the Federal Communications Commission (FCC) and the Department of Justice (DOJ). Subsequently, DIRECTV and various State Attorneys General filed a lawsuit challenging the acquisition under the federal antitrust laws; and the U.S. District Court for the Eastern District of California issued a preliminary injunction on April 17, 2026 requiring Nexstar and TEGNA to be held separate during the pendency of the litigation. Nexstar remains resolute that a fulsome record will show that the lawsuit is without merit.

The following are the key milestones in the litigation to date and related regulatory developments.

•
D.C. Circuit: On July 9, 2026, the D.C. Circuit rejected all of the challenges to the Media Bureau’s order approving the acquisition of TEGNA by Nexstar; specifically noting “…the appellants have not met their burden to show irreparable harm…”
•
National Ownership Cap: The FCC is scheduled to vote today on a proposal to repeal the national ownership cap for television broadcast stations and replace it with case-by-case reviews.
•
District Court Trial: Scheduled for July 6, 2027.
•
Appeal in the Ninth Circuit: Nexstar has filed an appeal asking the United States Court of Appeals for the Ninth Circuit to narrow the scope of the preliminary injunction and dismiss the State plaintiffs. The oral argument is anticipated to be heard in Q4 2026.

We have posted a new investor presentation to www.nexstar.tv providing our perspectives on the acquisition.

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SECOND QUARTER 2026 EARNINGS RELEASE

Financial Results

•
Net Revenue. Record second quarter net revenue of $1.99 billion, increased $764 million year-over-year, or 62.2%, primarily due to $697 million of incremental revenue from our acquisition of TEGNA and higher advertising and distribution revenue from our legacy business units.
•
Distribution Revenue. Second quarter distribution revenue of $1,116 million, increased $383 million, or 52.3%, versus the comparable prior year quarter, primarily reflecting $362 million of incremental revenue from the acquisition of TEGNA and higher revenue from our legacy business units due to increased rates, growth in vMVPD subscribers, and the addition of CW affiliations on certain of our stations, partially offset by MVPD subscriber attrition.
•
Advertising Revenue. Second quarter advertising revenue of $862 million, increased $387 million, or 81.5%, from the comparable prior year quarter, primarily reflecting $331 million of incremental revenue from the acquisition of TEGNA and a $75 million increase in political advertising at our legacy business units, offset, in part, by lower non-political advertising due, in part, to crowd-out from political advertising. In total, Q2 political advertising revenue was $147 million, as 2026 is an election year.
•
Net Income. Second quarter net income of $113 million increased $22 million, or 24.2%, compared to the prior year quarter, primarily due to increased operating income from the acquisition of TEGNA, and increased political advertising revenue generated at our legacy business units, offset, in part, by $53 million of one-time expenses and increased interest expense, both in connection with the TEGNA transaction. Net Income margin decreased to 5.7% from 7.4% in the comparable prior year period.
•
Adjusted EBITDA. Second quarter Adjusted EBITDA of $633 million, increased $244 million, or 62.7%, compared to the prior year quarter reflecting $187 million of incremental Adjusted EBITDA primarily from the acquisition of TEGNA and increased revenue at our legacy business units. Adjusted EBITDA margin was 31.8% compared to 31.7% in the comparable prior year period.
•
Net Cash Provided by Operating Activities. Second quarter Net Cash Provided by Operating Activities of $298 million, increased $51 million, or 20.6%, compared to the comparable prior year quarter, due primarily to an increase in net income and the impact of changes in operating assets and liabilities reflecting the timing of receipts and payments.
•
Adjusted Free Cash Flow. Second quarter Adjusted Free Cash Flow of $238 million, increased $137 million, or 135.6%, compared to the prior year quarter, due primarily to increased Adjusted EBITDA, offset, in part, by an increase in interest expense, capital expenditures and income tax payments.

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SECOND QUARTER 2026 EARNINGS RELEASE

Capital Allocation

•
In the second quarter of 2026, the Company used cash on hand and cash flow from operations to repay $409 million of debt and pay $57 million in dividends.

($ in millions, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash Used For
Debt repayment	$409	$101	$437	$132
Acquisitions	-	-	3,657	22
Stockholder return	57	106	113	238
Common stock dividends	57	56	113	113
Stock repurchases	-	50	-	125
Shares Outstanding
End of period	30,806	30,315	30,806	30,315
Less: Beginning of period	30,538	30,358	30,328	30,621
Change in shares outstanding	268	(43)	478	(306)
% Change	0.9%	(0.1%)	1.6%	(1.0%)

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SECOND QUARTER 2026 EARNINGS RELEASE

Debt, Cash and Leverage

•
As of June 30, 2026, the consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, was $11.7 billion, including senior secured debt of $9.0 billion.
•
As of June 30, 2026, the Company’s pro forma first lien net leverage ratio was 3.21x compared to a covenant ratio test of 4.75x and its total net leverage ratio was 4.22x, both calculated in accordance with the term of its credit agreements which - beginning in the second quarter 2026 - exclude the synergies expected in connection with the acquisition of TEGNA(1).
•
In April, the Company issued $1,725 million of Senior Unsecured Notes due 2034 to refinance $1,714 million of Senior Unsecured Notes due to mature in July 2027 and pay fees and expenses in connection therewith.
•
The table below summarizes the Company’s cash balances and debt obligations (net of financing costs, discounts and/or premiums) as of June 30, 2026 and December 31, 2025.

($ in millions)	June 30, 2026	December 31, 2025
Cash on Hand	$218	$280
Secured Credit Facilities	$5,185	$3,622
Secured Notes(2)	3,798	-
Unsecured Notes	2,761	2,711
Total Debt	$11,744	$6,333

(1)
We are currently subject to a preliminary injunction that has impacted our ability to execute on synergies anticipated in connection with the acquisition of TEGNA. In early July we learned that the trial on the merits of the plaintiffs’ claims is set for July 6, 2027. For synergies to be recognized for our covenant ratio test they must be anticipated to be realized within 18 months from the date of the transaction, which date would be September 19, 2027 (the “Outside Synergies Date”). Given the limited time between the resolution of the trial and the Outside Synergies Date, we have removed the synergies from the leverage calculation. If conditions change, we may revisit this assessment and calculation.
(2)
Includes certain senior notes assumed in connection with the TEGNA acquisition which are in the process of being secured in accordance with the indenture governing the terms thereof.

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SECOND QUARTER 2026 EARNINGS RELEASE

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is 1-877-407-9208 or 1-201-493-6784, conference ID 13761195 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, operating expenses and cash flow and the Company’s ability to integrate TEGNA and realize anticipated synergies, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), the outcome of the pending litigations related to the TEGNA acquisition, pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

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SECOND QUARTER 2026 EARNINGS RELEASE

Definitions and Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus or (minus): transaction, other one-time and restructuring expenses, stock-based compensation expense, depreciation and amortization of intangible assets (excluding amortization of broadcast rights), amortization of basis difference of equity method investments, (gain) loss on asset disposal, impairment charges, interest expense, net, pension and other postretirement plans costs (credit), income tax expense (benefit) and other operating and non-operating expense (income). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance.

Free Cash Flow is calculated as net cash provided by operating activities less capital expenditures.

Adjusted Free Cash Flow is calculated as Free Cash Flow plus or (minus): transaction, other one-time and restructuring expenses, changes in operating assets and liabilities, net of acquisitions (excluding changes in income tax payable), taxes paid on sale of assets, pension and other postretirement plans costs (credit), (payments) for capitalized software obligations, proceeds from disposal of assets and insurance recoveries and other expense (income), cash contribution from (distribution to) noncontrolling interests and other items. We consider Adjusted Free Cash Flow to be an indicator of our liquidity. We consider Adjusted Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be available for use in ongoing operations, debt payments, pension contributions, dividends, share repurchases, acquisitions and other items. Adjusted Free Cash Flow is not intended to represent the amount of cash flow available for discretionary expenditures as certain items and non-discretionary expenditures, such as changes in working capital, mandatory debt service requirements and pension contributions, are not deducted from this measure.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

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Nexstar
MEDIA GROUP, INC.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms. For more information, please visit nexstar.tv

Investor Contacts:	Media Contact:
Lee Ann Gliha EVP and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Joe Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

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SECOND QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations

(in millions, except for share and per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenue	$1,993	$1,229	$3,389	$2,462

Operating expenses:
Direct operating	929	557	1,541	1,108
Selling, general and administrative	326	198	546	404
Corporate	131	64	237	116
Amortization of broadcast rights	87	79	159	168
Depreciation and amortization of intangible assets	158	118	279	234
Total operating expenses	1,631	1,016	2,762	2,030
Income from operations	362	213	627	432
Income from equity method investments, net	3	11	7	19
Interest expense, net	(190)	(97)	(309)	(194)
Pension and other postretirement plans credit, net	8	8	15	16
Loss on extinguishment of debt	(8)	(5)	(10)	(5)
Other income, net	2	-	-	-
Income before income taxes	177	130	330	268
Income tax expense	(64)	(39)	(57)	(80)
Net income	113	91	273	188
Net loss attributable to noncontrolling interests	7	6	11	17
Net income attributable to Nexstar Media Group, Inc.	$120	$97	$284	$205

Net income per share available to common stockholders:
Basic	$3.65	$3.09	$8.86	$6.50
Diluted	$3.61	$3.06	$8.71	$6.43

Weighted average number of common shares outstanding:
Basic (in thousands)	30,615	30,221	30,494	30,375
Diluted (in thousands)	30,908	30,514	31,037	30,719

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SECOND QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Cash Flows

($ in millions, unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$273	$188
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of broadcast rights	159	168
Depreciation and amortization of intangible assets	279	234
Stock-based compensation expense	60	39
Amortization of debt financing costs, debt discounts and premium	5	5
Loss on extinguishment of debt	10	5
Deferred income taxes	(46)	(24)
Payments for broadcast rights	(147)	(161)
Income from equity method investments, net	(7)	(19)
Distribution from equity method investments – return on capital	96	125
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	96	6
Prepaid and other current assets	22	(6)
Other noncurrent assets	6	5
Accounts payable	(64)	60
Accrued expenses and other current liabilities	(76)	20
Income tax payable	(50)	(38)
Other noncurrent liabilities	(29)	(29)
Other	-	6
Net cash provided by operating activities	587	584
Cash flows from investing activities:
Purchases of property and equipment	(67)	(64)
Payments for acquisitions, net of cash acquired	(3,341)	(22)
Proceeds received from life insurance policies	55	1
Proceeds from disposal of property and equipment	12	1
Other investing activities, net	(2)	(5)
Net cash used in investing activities	(3,343)	(89)
Cash flows from financing activities:
Proceeds from debt issuance, net of debt discounts	11,106	3,393
Repayments of long-term debt	(8,149)	(3,543)
Payments for debt financing costs	(107)	(2)
Premium paid on debt extinguishment	(13)	-
Purchase of treasury stock	-	(125)
Common stock dividends paid	(113)	(113)
Payments for capitalized software obligations	(11)	(10)
Cash paid for shares withheld for taxes	(18)	-
Payment for excise tax on stock repurchases	-	(5)
Other financing activities, net	(1)	-
Net cash provided by (used in) financing activities	2,694	(405)
Net (decrease) increase in cash and cash equivalents	(62)	90
Cash and cash equivalents at beginning of period	280	144
Cash and cash equivalents at end of period	$218	$234

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SECOND QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net income	$113	$91	$273	$188
Add (Less):
Transaction, other one-time and restructuring expenses(1)	53	10	95	10
Stock-based compensation expense(2)	40	21	60	39
Depreciation and amortization of intangible assets	158	118	279	234
Amortization of basis difference of equity method investments	17	17	35	35
Interest expense, net	190	97	309	194
Pension and other postretirement plans credit, net	(8)	(8)	(15)	(16)
Income tax expense	64	39	57	80
Other	6	4	10	6
Adjusted EBITDA	$633	$389	$1,103	$770

(1)
Primarily includes legal and other direct expenses associated with our acquisition of TEGNA, direct expenses associated with financing transactions, severance and other direct expenses associated with restructuring activities.
(2)
Includes $18 million of accelerated stock-based compensation related to TEGNA acquisition restructuring activities in Q2 2026.

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SECOND QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow and Adjusted Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net cash provided by operating activities	$298	$247	$587	$584
Add (Less):
Capital expenditures	(45)	(29)	(67)	(64)
Free Cash Flow	$253	$218	$520	$520

Add (Less):
Transaction, other one-time and restructuring expenses(1)	53	10	117	10
Changes in operating assets and liabilities(2)	39	(21)	95	(18)
Changes in income tax payable(3)	(93)	(92)	(50)	(38)
Pension and other postretirement plans credit, net	(8)	(8)	(15)	(16)
Payments for capitalized software obligations	(8)	(7)	(11)	(10)
Proceeds from disposal of assets and insurance recoveries(4)	1	1	1	1
Other	1	-	1	-
Adjusted Free Cash Flow	$238	$101	$658	$449

(1)
Primarily includes legal and other direct expenses associated with our acquisition of TEGNA, direct expenses associated with financing transactions, severance and other direct expenses associated with restructuring activities.
(2)
Removes the impact of changes in operating assets and liabilities (including changes in income tax payable), net of acquisitions.
(3)
Includes changes in income tax payable to reflect all tax payments.
(4)
Excludes proceeds from sale of certain real estate property of $11 million during Q2 2026.

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